Exhibit 99.1

NEWS RELEASE

For Immediate Release

February 16, 2012

MAXWELL TECHNOLOGIES ANNOUNCES AT THE MARKET EQUITY OFFERING

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) entered into an At-the-Market (ATM) equity offering sales agreement with Citadel Securities LLC on February 16, 2012, under which Maxwell may, from time to time, offer and sell shares of its common stock having an aggregate value of up to $30 million through Citadel. Maxwell expects to use any proceeds from this offering to satisfy working capital needs and fund the ongoing growth of its business.

Under the ATM equity offering sales agreement, sales of common stock, if any, through Citadel, will be made by means of ordinary brokers’ transactions, in private negotiated transactions, or otherwise, at market prices prevailing at the time of sales, prices related to prevailing market prices or negotiated prices. Maxwell has filed a registration statement (including a prospectus) and has filed a prospectus supplement with the Securities and Exchange Commission (SEC) to enable the offering of common stock described in this press release. Current and potential investors should read the prospectus in the registration statement, and the prospectus supplement relating to the at-the-market offering and other documents the company has filed with the SEC for more complete information about Maxwell and the at-the-market offering program. These documents may be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Maxwell or Citadel will send the prospectus supplement (including the prospectus) upon request. Such requests may be made by contacting Citadel Securities LLC, 601 Lexington Avenue, 28th Floor, New York, NY 10003, or by calling 212-651-7651, or 877-219-5193 (toll free).

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Maxwell’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://investors.maxwell.com/phoenix.zhtml?c=94560&p=irol-sec. All information in this release is as of February 16, 2012. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

About Maxwell Technologies:

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Maxwell’s ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Its high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Its radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit www.maxwell.com.

SOURCE Maxwell Technologies, Inc.

Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com